Exhibit 4.6

[Specimen TripAdvisor, Inc. Common Stock Certificate]

NUMBER	SHARES

TRIPADVISOR, INC.

INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE

This Certifies that                                                       is the registered holder                                          of Shares of the Common Stock of TripAdvisor, Inc., par value $0.001 per share, transferable only on the books of the Corporation by the holder hereof in person or by Attorney upon surrender of this Certificate properly endorsed.

In Witness Whereof, the said Corporation has caused this Certificate to be signed by its duly authorized officers and its Corporate Seal to be hereunto affixed

this day	of A.D. 20